Subject: GSMS 2011-GC5 -- Transaction Overview and Anticipated Timing (external)

GSMS 2011-GC5 -- Transaction Overview and Anticipated Timing (external)

$1.7 Billion Fixed-Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.

Co-Manager: RBS and Wells Fargo Securities

Transaction Overview

<<GSMS 2011-GC5 Deal Summary FWP_FINAL.pdf>>

Anticipated Timing

Announcement: Monday, Sept 19th

Launch / Px: Mid to late week of Sept 19th

Settlement: Oct 13th

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-171508) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION). SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Goldman, Sachs & Co.	Citigroup

September 16, 2011

Free Writing Prospectus
GSMS 2011-GC5

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The Securities May Not Be a Suitable Investment for You

The securities offered by this Free Writing Prospectus relates are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons, among others, the yield to maturity and the aggregate amount and timing of distributions on the offered securities are subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered securities.

This Free Writing Prospectus is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  The information contained in this Free Writing Prospectus may not pertain to any securities that will actually be sold.  The information contained in this Free Writing Prospectus may be based on assumptions regarding market conditions and other matters as reflected in this Free Writing Prospectus.  We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this Free Writing Prospectus should not be relied upon for such purposes.  We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this Free Writing Prospectus may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this Free Writing Prospectus or derivatives thereof (including options).  Information contained in this Free Writing Prospectus is current as of the date appearing on this Term Sheet only.  Information in this Free Writing Prospectus regarding the securities and the mortgage loans backing any securities discussed in this Free Writing Prospectus supersedes all prior information regarding such securities and mortgage loans. None of Goldman, Sachs & Co., Citigroup Global Markets Inc., RBS Securities Inc. or Wells Fargo Securities, LLC provides accounting, tax or legal advice.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA 421-B”), NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE, AND NOT MISLEADING.  NEITHER ANY SUCH FACT NOR THE FACT THAT ANY EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION.  IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES: The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Goldman, Sachs & Co., Citigroup Global Markets Inc., RBS Securities Inc., Wells Fargo Securities, LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

Goldman, Sachs & Co.	Citigroup

GSMS 2011-GC5
Transaction Overview

Public Certificates
Offered Class	Expected Ratings Fitch / Moody’s / MNSTR	Initial Certificate Principal or Notional Amount(1)	Approximate Credit Support	Expected Wtd. Avg. Life (Yrs)(2)	Expected Principal Window(2)
Class A-1	AAA(sf) / Aaa(sf) / AAA	$90,398,000	30.000%(3)	2.30	11/11 – 03/16
Pool Characteristics
Initial Pool Balance:
Number of Mortgage Loans:
Number of Mortgaged Properties:
Avg. Cut-off Date Balance:

Wtd. Avg. Interest Rate:
Wtd. Avg. Rem Term to Mat/ARD :
Wtd. Avg. Rem Amortization Term:

Wtd. Avg. Cut-off Date LTV(5):
Wtd. Avg. Maturity Date/ARD LTV(5):
Wtd. Avg. Underwritten DSCR:
Wtd. Avg. Debt Yield on UW NOI:

Top Ten Loans

Property Types (% of Initial Pool Balance by Property Allocated Loan Amount)
Retail
Office
Multifamily
Hospitality
Other

Geographic Distribution (% of Initial Pool Balance by Property Allocated Loan Amount)
New York
Texas
Arizona
California
Massachusetts
						$1,745,215,807 74 129 $23,583,997 5.383% 99 (mos) 347 (mos) 61.5% 53.4% 1.71x 11.8% 53.4% 53.5% 14.7% 13.5% 13.3% 4.9% 19.0% 12.7% 12.2% 7.8% 5.4%
Class A-2	AAA(sf) / Aaa(sf) / AAA	$476,574,000	30.000%(3)	4.68	03/16 – 08/16
Class A-3	AAA(sf) / Aaa(sf) / AAA	$86,430,000	30.000%(3)	7.21	08/16 – 03/21
Class A-4	AAA(sf) / Aaa(sf) / AAA	$568,249,000	30.000%(3)	9.55	03/21 – 06/21

Non-Offered Certificates			Approximate Credit Support
Non-Offered Class	Expected Ratings Fitch / Moody’s / MNSTR	Initial Certificate Principal or Notional Amount(1)		Expected Wtd. Avg. Life (Yrs)(2)	Expected Principal Window(2)
Class X-A (IO)	AAA(sf) / Aaa(sf) / AAA	$1,402,717,000	N/A	N/A	N/A
Class X-B (IO)	NR / Aaa(sf) / AAA	$342,498,806	N/A	N/A	N/A
Class A-S	AAA(sf) / Aaa(sf) / AAA	$181,066,000	19.625%	9.70	06/21 – 07/21
Class B	AA-(sf) /Aa3(sf) / AA+	$95,987,000	14.125%	9.74	07/21 – 07/21
Class C	A-(sf) / A3(sf) / A+	$69,808,000	10.125%	9.74	07/21 – 07/21
Class D	BBB-(sf) / Baa3(sf) / BBB+	$74,172,000	5.875%	9.74	07/21 – 07/21
Class E	BB / Ba3 / BBB	$28,360,000	4.250%	9.74	07/21 – 07/21
Class F	B / B2 / BB	$23,996,000	2.875%	9.75	07/21 – 08/21
Class G	NR / NR / NR	$50,175,806	0.000%	9.83	08/21 – 08/21
Class R(4)	N/A	N/A	N/A	N/A	N/A
Class S(4)	N/A	N/A	N/A	N/A	N/A

(1) Approximate, subject to a variance of plus or minus 5%.

(2) Based on certain modeling assumptions.

(3) The credit support percentages set forth for the Class A-1, Class A-2, Class A-3 and Class A-4 certificates are represented in the aggregate.
(4) The Class R and Class S certificates will not have a certificate principal amount, notional amount, pass-through rate, rating or rated final distribution date.
(5) In certain cases, the Wtd. Avg. Cut-off Date LTV and the Wtd. Avg. Maturity Date/ARD LTV are based on the as stabilized appraised value.

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES: The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Goldman, Sachs & Co., Citigroup Global Markets Inc., RBS Securities Inc., Wells Fargo Securities, LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

Goldman, Sachs & Co.	Citigroup

GSMS 2011-GC5
Transaction Overview

Mortgage Loans by Sponsor (Loan Seller)
Mortgage Loan Seller	Mortgage Loans	Mortgaged Properties	Cut-off Date Principal Balance	% of Initial Pool Balance
Goldman Sachs Mortgage Company	28	53	$1,023,601,097	58.7%
Citigroup Global Markets Realty Corp.	46	76	$721,614,710	41.3%
Total	74	129	$1,745,215,807	100.0%

Ten Largest Mortgage Loans
Mortgage Loan Name	Cut-off Date Principal Balance	% of Initial Pool Balance	Property Type	Property Size SF / Units	Mortgage Loan Balance Per SF / Unit	UW NCF DSCR	UW NOI Debt Yield	Cut-off Date LTV Ratio
Park Place Mall	$198,914,881	11.4%	Retail	478,333	416	1.39x	9.5%	63.6%
1551 Broadway	180,000,000	10.3	Retail	25,600	7,031	1.91x	9.9%	50.0%
Copper Beech Portfolio(1)(2)	119,502,551	6.8	Multifamily	1,063	112,420	1.48x	10.4%	68.3%
Hyatt Regency Boston	94,683,253	5.4	Hospitality	498	190,127	1.73x	13.2%	62.7%
Parkdale Mall & Crossing	94,003,560	5.4	Retail	743,175	126	1.49x	12.6%	63.1%
Shoppes at Chino Hills	60,804,936	3.5	Retail	379,188	160	1.67x	11.8%	54.5%
Museum Square	58,400,000	3.3	Office	552,999	106	3.59x	19.1%	40.4%
Cole Portfolio	46,670,000	2.7	Retail	496,618	94	2.13x	13.4%	53.8%
Ashland Town Center	41,931,395	2.4	Retail	434,131	97	1.76x	12.0%	63.5%
AppleTree Business Park	37,890,537	2.2	Office	426,526	89	1.50x	12.3%	65.0%
Top 10 Total / Wtd. Avg.	$932,801,111	53.4%				1.76x	11.6%	59.0%
Remaining Total / Wtd. Avg.	812,414,696	46.6				1.66x	12.1%	64.3%
Total / Wtd. Avg.	$1,745,215,807	100.0%				1.71x	11.8%	61.5%

(1)	The Copper Beech Portfolio mortgage loan is part of a whole loan structure with a $10MM companion loan (B-note).
(2)	The Cut-off Date LTV Ratio for the Copper Beech Portfolio mortgage loan was calculated using the related “as stabilized” appraised value for the CBTC 29 San Marcos property.

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES: The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Goldman, Sachs & Co., Citigroup Global Markets Inc., RBS Securities Inc., Wells Fargo Securities, LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.